EXHIBIT 99.1
News Release

Minerals Technologies Inc. Announces Increase in Quarterly Dividend; Fourth Consecutive Year of Dividend Increases

NEW YORK, Oct. 21, 2026 (GLOBE NEWSWIRE) -- Minerals Technologies Inc. (NYSE: MTX) (“MTI”), a leading, technology-driven specialty minerals company, today announced that its Board of Directors declared an 8% increase of its regular quarterly dividend on the company’s common stock to $0.13 (thirteen cents) per share. The quarterly cash dividend announced today is payable on December 3, 2026, to stockholders of record at the close of business on November 5, 2026.

“This is the fourth year in a row that MTI’s Board of Directors has authorized an increase of our quarterly dividend, reflecting our confidence in MTI’s continued ability to deliver steady cash flow, create value for shareholders, and execute on its long-term growth strategy,” said Douglas T. Dietrich, Chairman and Chief Executive Officer.

MTI’s regular quarterly dividend is a key component of the company’s balanced approach to capital deployment, which includes organic and inorganic investments, returning capital to shareholders through share repurchases and dividends, and maintaining a strong balance sheet.

About Minerals Technologies Inc.
Minerals Technologies Inc. (NYSE:MTX) is a global, technology-driven specialty minerals company that sources, manufactures, sells, and distributes a wide range of minerals and mineral-based products and services. We utilize our global mineral reserves, combined with our core technologies and applications, to deliver innovative products that are an essential part of everyday life. We serve customers in consumer and industrial markets worldwide, have 4,000 employees in 34 countries, and reported global sales of $2.1 billion in 2025. For further information, visit www.mineralstech.com.

Investor Relations Contact
Lydia Kopylova
lydia.kopylova@mineralstech.com

Media Contact
Stephanie Heise
stephanie.heise@mineralstech.com

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